Exhibit 10.1

LEASE

This LEASE (“Lease”) is entered into as of the 24th day of April, 2007 (the “Effective Date”) by and between Tarob Court Properties, LLC, a California limited liability company (“Landlord”), and Dynamic Details, Incorporated Silicon Valley, a Delaware corporation (“Tenant”) (collectively, the “Parties”).

1. BASIC LEASE TERMS. For purposes of this Lease, the following terms have the following definitions and meanings:

(a) Landlord’s Address (For Notices):

1096 Pecten Court

Milpitas, CA 95035

Attention: Rod Kalune

or such other place as Landlord may from time to time designate by notice to Tenant.

(b) Tenant’s Address (For Notices):

1220 N. Simon Circle

Anaheim, CA 92806

Attention: General Counsel

or such other place as Tenant may from time to time designate by notice to Landlord.

(c) Building: A one (1) story building situated on land described in Exhibit “A-1” attached hereto (the “Land”) located at 1996 Tarob Court in the City of Milpitas (“City”), County of Santa Clara (“County”), State of California (“State”).

(d) Premises: A portion of the Building consisting of approximately 22,376 rentable square feet, as depicted in Exhibit “A-2” attached hereto.

(e) Term: 50 months, commencing on August 1, 2007 (the “Commencement Date”) and ending on September 30, 2011 (the “Expiration Date”), subject to any Tenant Extension Option.

(f) Initial Monthly Base Rent:

Months	RSF	Rental Rate	Monthly Base Rent
1 – 2	22,376	$0.00	$0.00
3 – 14	22,376	$0.90	$20,138.40
15 – 26	22,376	$0.93	$20,809.68
27 – 38	22,376	$0.96	$21,480.96
39 – 50	22,376	$0.99	$22,154.24

(g) Security Deposit: Tenant has deposited with Landlord on the signing of this Lease $21,145.32 in cash (the “Security Deposit”), as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. Tenant agrees that in the event of the occurrence of anEvent of Default, Landlord may use, apply or retain the whole or any part of any cash Security Deposit to the extent required for the payment of any Monthly Base Rent, or any other sum as to which Tenant is in default, or for any sum that Landlord may expend or may be required to expend by reason of the Event of Default (including any damages or deficiency accrued before or after summary proceedings or other re-

entry by Landlord). Landlord shall deposit the Security Deposit into an interest bearing account at a banking organization selected by Landlord. All interest and/or dividends, if any, accruing on the Security Deposit, shall be added to, held and included within the term Security Deposit and, provided that no Event of Default shall occur and be continuing, shall accrue to the account of Tenant. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

(h) Tenant Improvement Allowance: Landlord will contribute $179,000 towards the cost of performing Tenant improvements.

(i) Permitted Use: General office use, manufacturing processes, warehousing and any other legally permitted uses under applicable laws, regulations, ordinances and codes applicable to the use and occupancy of the Premises (collectively, “Laws”).

(j) Parking: A parking ratio equal to 3.8 per 1,000 rentable square feet in the Building parking lot for the use of Tenant and its agents, contractors, employees, representatives, invitees, licensees, subtenants and assignees, free of charge during the Term of this Lease.

(k) Broker(s): Staubach Bay Area, Inc. (dba The Staubach Company)

(l) Interest Rate: shall mean the lesser of (i) Prime Rate (defined below) and (ii) the highest rate of interest from time-to-time permitted under applicable federal and state law. The “Prime Rate” shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time to time as the “prime” or “base rate”.

(m) Exhibits: Exhibits “A-1” through “E-2”, inclusive, which Exhibits are attached to this Lease and incorporated herein by this reference.

This Section 1 represents a summary of the basic terms and definitions of this Lease. In the event of any inconsistency between the terms contained in this Section 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.

2. PREMISES AND EXTERIOR AREAS.

(a) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The Premises shall be separately demised from the remainder of the premises within the Building, and shall have the means of ingress and egress depicted in Exhibit “A-2” attached hereto. Tenant shall have entry access to the Building and access to the Premises twenty-four (24) hours per day, seven (7) days per week year-round.

(b) Mutual Covenants. Landlord and Tenant agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions contained in this Lease and each party covenants as a material part of the consideration for this Lease to keep and perform their respective obligations under this Lease.

(c) Tenant’s Use of Exterior Areas. During the Term of this Lease, Tenant and the Tenant Parties (defined below) shall have the nonexclusive right to use in common with Landlord and other tenants, if any, subject to the terms of this Lease, the Building and the Land:

(i) All exterior areas situated on the Land, including, without limitation, the Land’s parking facilities (the “Parking Areas”), trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, plaza areas, outdoor eating areas and similar areas and facilities (collectively, “Exterior Areas”).

(ii) The right to utilize any unutilized conduits in the Premises and the right to install and maintain conduits, cabling and/or wiring within such conduits and other conduit and risers previously installed in the Premises for such purposes or in other commercially feasible locations reasonably approved by Landlord for power and telecommunications purposes.

(d) Operation of Building and Exterior Areas. Landlord shall operate and maintain the Building and Exterior Areas in accordance with the standards and specifications set forth in this Lease and Exhibit “B” attached hereto.

3. TERM. The term of this Lease (“Term”) will be for the period designated in Section 1(e) above, commencing on the Commencement Date, plus any extensions of the Term pursuant to any provision of this Lease or any future amendment of this Lease. If the actual Commencement Date is other than the date specified in the Basic Lease Terms, the Parties shall enter into a mutually acceptable commencement date agreement to reflect the actual Commencement Date.

4. POSSESSION.

(a) Delivery of Possession. Upon execution hereof, Landlord shall deliver the Premises in broom-clean condition, ready for any Tenant improvement work, free from Hazardous Materials (as defined in Section 6(c) below), in compliance with all applicable Laws (including without limitation the Americans with Disabilities Act and all related state and local access laws, regulations and requirements the “ADA”), in good condition and working order (including without limitation all Building systems), and with HVAC zones and capacity and electrical capacity that complies with the requirements of Exhibit “B” attached hereto. In the event that Landlord fails to deliver keys to and possession of the Premises to Tenant in accordance with the requirements imposed on Landlord pursuant to this Lease by the Commencement Date, then Landlord shall pay to Tenant all rent and costs incurred by Tenant (including without limitation holdover premiums and penalties) as a result of Landlord’s failure to timely deliver possession of the Premises in the condition required under this Lease from the Commencement Date until the date that Landlord actually delivers keys to and possession of the Premises to Tenant (the “Actual Delivery Date”). Landlord shall permit Tenant to access the Premises upon execution hereof for the purposes of making Tenant improvements, installing its furniture, fixtures and equipment, performing operational testing of equipment, general office use, manufacturing, warehousing and any other uses or operations relating to Tenant’s operations. Notwithstanding Tenant’s early possession, Tenant shall not have any obligation to pay Monthly Base Rent or Utilities Costs until the Commencement Date, at which time such obligations shall begin to accrue. Pending the delivery of possession of the Premises to Tenant, Landlord shall not materially modify the Premises except as necessary to bring the condition of the Premises in compliance with the requirements of Section 4(b) below and shall maintain same in substantially the condition that exists as of the date of this Lease, reasonable and ordinary wear and tear excepted.

(b) Condition of Premises. Landlord hereby represents and warrants to Tenant that the Premises, the Building (including without limitation all Building systems) and all Exterior Areas are, and as of the Actual Delivery Date shall be, (i) in material compliance with all applicable Laws in effect as of the date of this Lease, including, without limitation, the ADA, the local building fire/life safety codes, (ii) free of Hazardous Materials, and (iii) in good and working order. Landlord at its sole cost shall be responsible for (w) correcting any latent defects in the Building or the other improvements located on the Land, (x) correcting any breaches of Landlord’s covenants, representations and warranties set forth in this Section, and (y) completing any modifications to the Exterior Areas or Building entries, core and shell and Building systems that may be required by ADA or other applicable Laws. Further, Landlord at its sole cost shall remove any and all known Hazardous Materials from the Premises prior to the delivery of possession of the Premises to Tenant. Landlord shall contribute the amount specified in Section 1(h) towards the costs of performing Tenant improvements. Subject to Landlord’s covenants imposed by this Section, Tenant shall accept the Premises in its “as is” condition upon delivery by Landlord.

5. RENT.

(a) Monthly Base Rent. Subject to the terms of this Lease, Tenant agrees to pay Landlord the Monthly Base Rent for the Premises in advance on the first day of each calendar month during the Term without prior notice or demand. If the Term of this Lease commences or ends on a day other than the first day of a calendar month, then the rent for such period will be prorated in the proportion that the number of days this Lease is in effect during such period bears to the number of days in such month. Except for adjustments to Monthly Base Rent upon the remeasurement of the Premises pursuant to Section 1(d) above, Monthly Base Rent is intended to be a gross rental rate and thus shall be inclusive of all operating expenses, property taxes and all other traditional triple-net expenses; provided, however, Tenant’s Utility Costs and janitorial services to the Premises shall not be a component of Monthly Base Rent. Landlord shall pay all real property taxes and assessments against the Land and the improvements thereon prior to delinquency. Further, Landlord shall pay all costs and expenses incurred by Landlord in the performance of Landlord’s obligations under this Lease (including without limitation its repair and maintenance obligations) prior to the applicable due date.

(b) Late Payments. Late payments of Monthly Base Rent and/or any item of additional rent will be subject to interest and a late charge as provided in Section 19(d) below.

(c) Abatement. Notwithstanding anything to the contrary contained in this Lease, in the event Tenant’s use of all or a part of the Premises is materially impaired, for any reason other than the acts or omissions of Tenant or any of the Tenant Parties (as defined in Section 6(c)(iii) below), such that the disruption materially and adversely interferes with the conduct of Tenant’s business in the Premises for twenty-four (24) hours after written notice from Tenant to Landlord or five (5) days after written notice from Tenant to Landlord in any twelve (12) month period (such 24-hour period or 5-day period after written notice from Tenant to Landlord, as applicable, is referred to herein as the “Eligibility Period”), due to (i) an interruption of utility or mechanical services to the Premises, (ii) an inability to access the Premises or Parking Areas, (iii) repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord, and/or (iv) Landlord’s failure to perform repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord, then Tenant shall be entitled to an equitable abatement of Monthly Base Rent and additional rent under this Lease based upon the portion of the Premises affected thereby (provided that if the operation of Tenant’s business from the remainder of the Premises not affected thereby is not reasonably practicable under the circumstances and Tenant in fact does not operate for business from the remainder of the Premises, all Monthly Base Rent and additional rent under this Lease shall be subject to such abatement) from the commencement of the Eligibility Period until the applicable material impairment is cured. The provisions of this Section 5(c) shall not, however, apply in the event of a casualty governed by the provisions of Section 17 below or in the event of a taking or condemnation governed by the provisions of Section 18 below.

(d) Abated Monthly Base Rent. Notwithstanding anything in this Lease to the contrary, Tenant’s installments of Monthly Base Rent for the first two (2) full calendar months of the Term shall be abated in full.

(e) Exclusivity Fee. Landlord acknowledges receipt of Twenty Thousand and no/100 Dollars ($20,000.00) (“Exclusivity Fee”) pursuant to the provisions of that certain letter of intent for the lease of the Premises dated as of February 16, 2007. Fifty percent (50%) of the Exclusivity Fee shall be applied against Tenant’s payment of Monthly Base Rent for the third (3rd) month of the Term. The remaining fifty percent (50%) of the Exclusivity Fee shall be applied against Tenant’s payment of Base Monthly Rent for the fourth (4th) month of the Term. Tenant’s payment of Monthly Base Rent during such months shall be the Monthly Base Rent calculated under Sections 1(g) and 5(a) above, less the portions of the Exclusivity Fee applied pursuant to this Section 5(e).

6. USE.

(a) Tenant’s Use of the Premises. The Premises may be used for the use or uses set forth in Section 1(h) only, and Tenant will not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition or delay.

(b) Compliance. At Tenant’s sole cost and expense, Tenant agrees to procure, maintain all governmental licenses, insurance and permits required for the proper and lawful conduct of Tenant’s business from the Premises, if any. Tenant agrees not to use, alter or occupy the Premises or allow the Premises to be used, altered or occupied in violation of, and Tenant, at its sole cost and expense, agrees to use and occupy the Premises in compliance with, all applicable Laws and this Lease. Tenant agrees not to cause, maintain or permit any nuisance or waste in, on, under or about the Premises. No obligation of Tenant to comply with Laws shall require Tenant to make any alterations, additions or improvements to the systems or structure of the Building or any areas outside the Premises, which obligation shall be performed by Landlord at its sole cost and expense.

(c) Hazardous Materials

(i) Tenant Hazardous Materials Requirements. Except for ordinary office and equipment supplies, inventory, raw materials, janitorial and cleaning supplies and other items typically used by Tenant in its ordinary course of business (some or all of which may constitute “Hazardous Materials” as defined in this Lease and are referred to hereinafter as the “Permitted Substances”), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building or the Land by Tenant or the Tenant Parties, without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.

(ii) Landlord Hazardous Materials Requirements. Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge, there are no Hazardous Material(s) which are, or have previously been, located in, or about the Building, the Exterior Areas or the Land. Landlord, at its sole cost and expense, shall be responsible for the removal of any Hazardous Materials located in or about the Building or Land as of date that possession of the Premises is delivered to Tenant. Except as may be in compliance with applicable Environmental Laws (defined below), Landlord agrees not to cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Exterior Areas or any other portion of the Land by Landlord, its agents, employees, contractors or representatives (collectively, “Landlord’s Parties”). Within three (3) business days after Tenant’s request, Landlord shall deliver to Tenant copies of all property condition reports and investigations and studies of Hazardous Materials on or about the Land and the Premises that are in Landlord’s possession, custody or control.

(iii) Hazardous Materials Indemnities. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees and agents (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from Hazardous Materials released on, in, under or about the Building by Tenant or any of Tenant’s agents, contractors, employees, representatives, subtenants and assignees (collectively, the “Tenant Parties”). Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at or around the Premises, which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. To the fullest extent permitted by law, Landlord agrees to promptly indemnify, protect, defend and hold harmless Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Tenant Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Building or any other portion of the Land which exist prior to the Actual Delivery Date or which are caused by Landlord or any Landlord Parties.

(iv) Hazardous Materials. As used in this Lease, the term “Hazardous Materials” shall mean and include any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof, whether solid, semi-solid, liquid or gaseous, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, tobacco smoke, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), refrigerants (including those substances defined in the Environmental Protection Agency’s “Refrigerant Recycling Rule,” as amended from time to time) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects. As used herein, “Environmental Laws” means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises or the Land.

(v) Survival. The provisions of this Section 6(c) shall survive the expiration of earlier termination of this Lease.

7. NOTICES. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by reputable overnight courier) or by mail, if sent by registered or certified mail. Notices to Tenant shall be sufficient if delivered to Tenant at the address designated in Section 1(b) and notices to Landlord shall be sufficient if delivered to Landlord at the address designated in Section 1(a). Either party may specify a different address for notice purposes by written notice to the other. Notice shall be deemed to be received upon the earlier of (a) actual receipt or refusal of delivery or (b) (i) if by reputable overnight courier, one (1) business days after deposit with delivery expenses prepared and addressed as provided above or (ii) five (5) business days after deposit with the U.S. Postal Service, postage prepaid and addressed as provided above.

8. BROKERS. The Parties acknowledge that the only broker who negotiated this Lease is stated in Section 1(j) (the “Broker”). Tenant shall be responsible for the commissions payable to such Broker in connection with this Lease in accordance with separate commission agreements between Tenant and such Broker. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Landlord shall promptly indemnify, protect, defend and hold Tenant harmless from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and court costs) in connection with (i) any failure or alleged failure by Landlord to pay commissions payable to the Brokers, (ii) any failure or alleged failure by Landlord to pay fees or commissions related to with Landlord’s acquisition of the Land and/or (iii) any broker, agent or finder alleging representation of or agreement with Landlord in connection with this Lease. Tenant shall promptly indemnify, protect, defend and hold Landlord harmless from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and court costs) that may be asserted or brought by any broker, agent or finder alleging representation of or agreement with Tenant in connection with this Lease. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

9. SURRENDER; HOLDING OVER.

(a) Surrender. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger, and shall, at the option of Landlord, operate as an assignment to Landlord of any or all subleases or subtenancies. Upon the expiration or earlier termination of this Lease, Tenant agrees to peaceably surrender the Premises to Landlord broom clean and in reasonably good repair and condition, ordinary wear and tear and casualty damage excepted, with all of Tenant’s personal property removed from the Premises and all damage caused by such removal repaired. Tenant shall not be required to remove any Permitted Alterations or any other Alterations approved by Landlord upon the expiration or earlier termination of this Lease. Upon surrender of the Premises, ownership of such Permitted Alterations and Tenant improvements shall be transferred to Landlord, and Tenant agrees to execute all necessary documentation to evidence such transfer at such time.

(b) Holding Over. Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, and such continued occupancy by Tenant shall be subject to all of the terms, covenants and conditions of this Lease, so far as applicable, except that the Monthly Base Rent for any such holdover period shall be (i) the same Monthly Base Rent in effect under this Lease immediately prior to such holdover during the first ninety (90) days of holdover, and (ii) thereafter one hundred twenty five percent (125%) of the Monthly Base Rent in effect under this Lease immediately prior to such holdover. Notwithstanding anything in this Lease to the contrary, Tenant shall not be liable for any consequential, punitive or other damages caused by any holdover.

10. TAXES ON TENANT’S PROPERTY. Tenant agrees to pay before delinquency, all taxes and assessments levied against Tenant’s personal property located at the Premises.

11. ALTERATIONS. Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations (including, without limitation, wall coverings, window coverings, floor coverings and other finishes) to the Premises (collectively, “Alterations”) subject to and upon the following terms and conditions:

(a) Permitted Alterations. Except for Permitted Alterations (defined below), Tenant shall not perform any Alterations in the Premises or the Land without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may without the prior written consent of Landlord, but upon prior notice to Landlord, replace carpeting, floor coverings and/or wall coverings; repaint walls and make the Alterations described in Exhibit “C” attached hereto; and make other Alterations that do not (i) materially and adversely affect the Building’s structure, equipment, services or systems, or the proper functioning thereof; (ii) materially and adversely affect the outside appearance or character of the Building; or (iii) cost more than One Hundred Thousand and No/100ths Dollars ($100,000.00) per project (exclusive of the cost of carpeting, painting, floor coverings, wall coverings and/or Alterations described in Exhibit “C”) (collectively, “Permitted Alterations”).

(b) Landlord’s Approval. Before proceeding with any Alterations other than Permitted Alterations, Tenant must first obtain Landlord’s written approval of the plans, specifications and working drawings for such Alterations, which approval Landlord will not unreasonably withhold, condition or delay as long as (i) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) days prior to commencement of the work thereof, and (ii) the other conditions of this Section 11 are satisfied. Landlord shall approve or be deemed to have approved all such requests for approval within twenty (20) days after request therefor. Landlord may not condition its consent to Alterations on the removal of such Alterations upon the expiration of the Term.

(c) Contractors. Before proceeding with any Alterations, Tenant agrees to provide Landlord with ten (10) days prior written notice and Tenant’s contractors must obtain and maintain, on behalf of Tenant and at Tenant’s sole cost and expense all necessary governmental permits and approvals for the commencement and completion of such Alterations. Throughout the performance of any Alterations, Tenant agrees to obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 16 of this Lease.

(d) Manner of Performance. All Alterations must be performed: (i) substantially in accordance with the approved plans, specifications and working drawings (if applicable); (ii) in a lien-free and first-class and workmanlike manner; and (iii) in compliance with all applicable Laws.

(e) Ownership. All Alterations will become the property of Landlord and will remain upon and be surrendered with the Premises and become the property of the Landlord at the end of the Term of this Lease. Tenant shall have no obligation to remove upon termination of the Lease any tenant improvements constructed by Landlord or another tenant prior to the Effective Date, any Alterations to which Landlord does not require removal in writing concurrently with its approval of working drawings, or any Permitted Alterations. If Landlord requires Tenant to remove any Alterations pursuant to this Section 11(e), Tenant, at its sole cost and expense, shall remove the identified Alterations on or before the expiration or earlier termination of this Lease and repair any damage to the Premises caused by such removal and return the Premises back to the substantially the same condition as when originally received by Tenant, normal wear and tear and casualty excepted.

(f) Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including Tenant’s business and trade fixtures, furniture, movable partitions, raised floors, and equipment such as telephones and switches, copy machines, computer terminals, refrigerators, supplemental HVAC units and facsimile machines) will be and remain the property of Tenant, and must be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease. Tenant agrees to repair any damage caused by such removal at its cost on or before the expiration or earlier termination of this Lease.

12. REPAIRS.

(a) Landlord’s Obligations. Landlord agrees at its sole expense to repair and maintain or cause to be repaired or maintained in a manner consistent with first-class buildings with similar physical characteristics in Santa Clara County, California, but in no event to a lesser standard than described in Exhibit “B” attached hereto, the structural portions of the Building (including the shell and core), the plumbing, heating, ventilating, air conditioning and electrical systems for the Building, all Exterior Areas, and shall make all necessary and customary capital repairs and replacements involving structure and building/operational systems of the Building, including, without limitation, the foundations, roof, walls and major building systems, unless such maintenance and repairs are caused by the act, neglect or omission of any duty by Tenant or the Tenant Parties under this Lease, in which case, subject to the provisions of Sections 16(c) and 17 of this Lease, Landlord shall perform such repairs at Tenant’s sole cost and expense, which amounts shall be reimbursed to Landlord within thirty (30) days after Landlord’s written demand therefor.

(b) Tenant’s Obligations. Subject to Landlord’s repair and maintenance obligations under Section 12(a) above and Exhibit “B” attached hereto, Tenant agrees to keep, maintain and preserve the Premises in good condition and repair (reasonable wear and tear, damage by casualty event, Landlord’s repair and maintenance obligations under this Lease and/or the negligence or misconduct of Landlord or Landlord’s Parties excepted). Tenant agrees to cause any mechanics’ liens or other liens arising as a result of work performed by Tenant or at Tenant’s direction (but excluding work performed by Landlord or any of Landlord’s Parties) to be eliminated as provided in Section 13 below.

(c) Self-Help. Notwithstanding anything to the contrary contained in this Lease, Landlord agrees that if Landlord fails to perform any under this Lease which it is obligated to perform (including without limitation Landlord’s repair and maintenance obligations) within the time periods set forth in Section 20 below, then Tenant shall be permitted to perform such obligations on Landlord’s behalf in the Premises, provided Tenant first delivers to Landlord an additional two (2) business days prior written notice that Tenant will be performing such obligations, and provided further that Landlord fails to commence to perform such obligations within such additional two (2) business day period and diligently prosecute such work to completion. Notwithstanding the foregoing, if the nature of the unperformed obligation is such that a bona fide emergency involving an immediate and imminent danger to life, health or property or material interference with Tenant’s business exists, the foregoing time periods and those set forth in Section 20 shall be reasonably reduced based upon such emergency circumstances. All contractors engaged by Tenant pursuant to this Section shall be subject to Landlord’s reasonable approval, and Landlord agrees to approve or reject any contractor proposed to be used by Tenant within twenty-four (24) hours of receipt of Tenant’s notice, provided that if a proposed contractor is licensed and reputable, and all requisite permits have been obtained for the desired work, then Landlord shall be deemed to have given its approval of the proposed contractor. Landlord agrees to promptly reimburse Tenant following the receipt of a written statement of all reasonable and actual costs incurred by Tenant in performing such obligations on behalf of Landlord together with interest at the Interest Rate. If Landlord fails or refuses to so reimburse Tenant within thirty (30) days after demand for same, then commencing as of the expiration of said thirty (30) day period, Tenant shall have the right to offset the cost of performing any such obligations together with interest at the Interest Rate from date such costs are incurred by Tenant, against rental or other charges payable under this Lease, and Tenant shall have the right to pursue any other remedies against Landlord available to it for failure by Landlord to timely make such payment, subject to the limitations contained in this Lease. Subject to the foregoing offset right, nothing contained in this Section shall be interpreted to mean that Tenant shall be excused from paying rent or any other amount due under this Lease when due in the event of any alleged default by Landlord.

13. LIENS. Tenant agrees not to permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Land, the Building or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or the Tenant Parties. Landlord will have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant will, at its sole cost, promptly cause such liens to be released of record or bonded so that it no longer affects title to the Land, the Building or the Premises.

14. ENTRY BY LANDLORD. Landlord and its employees and agents will have the right to enter the Premises upon at least forty-eight (48) hours prior written notice to Tenant, to (i) perform maintenance and repairs required to be performed by Landlord under this Lease, (ii) show the Premises to prospective purchasers and prospective lenders and/or, (iii) during the last nine (9) months of the Term only, show the Premises to prospective tenants. In exercising such entry rights, Landlord will use commercially reasonable efforts to minimize, as reasonably practicable, the interference with Tenant’s business, and will provide Tenant with reasonable advance notice of any such entry (except in emergency situations). Landlord, in exercising its rights under this Lease, (i) shall not interfere with access to the Premises or Tenant’s use and enjoyment of the Premises, the Parking Areas and/or the Exterior Areas, (ii) shall in no event have access to Tenant’s designated secure area except in the case of an emergency, and (iii) shall repair, restore and redecorate any damage to the Premises caused by or at the direction of Landlord in exercising such rights.

15. UTILITIES AND SERVICES. The Parties acknowledge and agree that the Premises, the Building and the Common Areas are not separately metered. Accordingly, the Parties have agreed to apportion expenses for electricity, water, sewer, gas and other utility services used or consumed at the Building in accordance with the provisions of this Section.

(a) Electricity.

(i) Landlord shall cause all invoices for electricity consumed at the Building and the Common Areas to be sent directly to Tenant by the public utility or other company providing electricity to the Building and the Common Areas (the “Electricity Provider”). Tenant shall pay directly to the Electricity Provider such invoiced amounts when due. If requested in writing by Landlord, Tenant shall make available to Landlord evidence of payment of such invoices. The Electricity Provider may not be changed during the Term by Landlord without the prior written consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion.

(ii) Landlord and Tenant estimate that the average monthly value of electricity consumed by the portion of the Building located outside of the Premises is Two Thousand Five Hundred Seventy-Eight Dollars ($2,578.00) per month (the “Estimated Electricity Allocation”). The Estimated Electricity Allocation shall remain fixed and shall not be subject to adjustment, except in accordance with subparts (iii) or (iv) below. Tenant shall invoice Landlord monthly for the Estimated Electricity Allocation, which invoice shall include a copy of the invoice from the Electricity Provider for such period.

(iii) Notwithstanding anything in this Lease to the contrary, the Estimated Electricity Allocation shall be subject to adjustment if the Net Electricity Rate (defined below) increases or decreases during the Term. As used herein, the “Net Electricity Rate” shall mean the overall amount invoiced by the Electricity Provider for electricity consumption at the Building and the Common Areas over the entire invoice period (including all taxes, fees and other surcharges on such invoice, but excluding any separate mark-up imposed by Landlord or Tenant) divided by the kilowatt hours consumed at the Premises during such invoice period. The Estimated Electricity Allocation specified in subpart (ii) above is based on a Net Electricity Rate of $0.135 per kilowatt hour for the months of November through April and $0.190 per kilowatt hour for the months of May through October (the “Initial Net Electricity Rate”). The amount of the Estimated Electricity Allocation shall be adjusted proportionately to any increases or decreases in the applicable Net Electricity Rate.

(iv) If either Landlord or Tenant determines that the usage of electricity in the Building, the Common Areas or the Premises at any time during the Term has changed in such a manner that makes the Estimated Electricity Allocation inequitable or unjust, then written notice shall be delivered to the other Party (the “Initial Electricity Notice”) and the Parties shall negotiate in good faith to develop an alternative means of allocating electrical consumption for the Building and the Premises between Landlord and Tenant, it being the intent of the Parties that Landlord shall be responsible for electrical consumption in all Common Areas and all portions of the Building other than the Premises (the “Landlord Portion”), with Tenant to be responsible for all electricity consumption in the Premises (the “Tenant Portion”). If, notwithstanding such negotiations, Landlord and Tenant have not agreed upon a reallocation of the Estimated Electricity Allocation within thirty (30) days after the commencement of such negotiations, then either Party may deliver notice to the other Party of its intent to engage an electrical engineer to determine the electrical load and usage of the Premises relative to the remainder of the Building. Such electrical engineer shall be reasonably acceptable to the other Party, have a bachelor’s or greater degree in an engineering discipline from an accredited university, at least five (5) years of experience in performing similar calculations and analysis, and be independent of Landlord and Tenant (i.e. has not been engaged by Landlord, Tenant or their respective constituents or affiliates, during the past five (5) years). Prior to engaging the electrical engineer, Landlord and Tenant each shall specify in writing its best and final estimate (each, the “Final Estimate”) of a revised Estimated Electrical Allocation for the Landlord Portion and the Tenant Portion as a percentage of overall electrical use for the entire Building and Common Areas. The electrical engineer shall perform a survey of the Building, the Premises and the Common Areas, giving due consideration to anticipated fluctuations in usage over a full calendar year. Based on such survey, the electrical engineer shall calculate the Landlord Portion and the Tenant Portion (the “Engineer’s Calculation”). A copy of such survey and the Engineer’s Calculation shall be provided to Landlord and Tenant. If Landlord’s Final Estimate is closer to the Engineer’s Calculation than Tenant’s Final Estimate, then Tenant shall bear the reasonable costs and expenses of the electrical engineer in performing the survey and Engineer’s Calculation. If Tenant’s Final Estimate is closer to the Engineer’s Calculation than Landlord’s Final Estimate, then Landlord shall bear the reasonable costs and expenses of the electrical engineer in performing the survey and the Engineer’s Calculation. Effective as of the date of the Initial Electricity Notice, the Estimated Electricity Allocation shall be revised to the Engineer’s Calculation for both the Landlord Portion and the Tenant Portion. Unless the Estimated Electricity Allocation is subsequently revised pursuant to changes in the Net Electricity Rate as provided in subpart (iii) above or subsequent revisions of the Estimated Electricity Allocation in accordance with the provisions of this subpart (iv), all future payments of the Estimated Electricity Allocation shall use the Engineer’s Calculation and all payments of the Estimated Electricity Allocation from the Initial Electricity

Notice date until the date of the issuance of the Engineer’s Calculation shall be revised consistent with the Engineer’s calculation, with Landlord to pay any additional amount owing to Tenant or Tenant to issue a refund to Landlord, as may be applicable, within thirty (30) days after the date of the Engineer’s Calculation.

(b) Other Utilities. Tenant shall reimburse Landlord for Tenant’s pro rata share of water, sewer, gas and other utility services used or consumed at the Building (collectively, the “Other Utilities”). Landlord shall invoice Tenant for the cost of Other Utilities not more frequently than monthly, with Tenant to pay Landlord an amount equal to Tenant’s pro rata share of the actual amount invoiced to Landlord by the utility supplier(s) providing the Other Utilities, without mark-up, uplift or surcharge by Landlord. As used herein, Tenant’s pro rata share shall be a percentage equal to the gross square footage of the Premises divided by the gross square footage of the Building. Notwithstanding the foregoing, if the use of the Premises or the remainder of the Building is changed or modified in such a manner that materially affects the consumption of Other Utilities or the apportionment of costs for Other Utilities pursuant to this Section, then Tenant’s pro rata share shall be equitably modified to reflect the estimated actual usage of Other Utilities by the Premises relative to the remainder of the Building.

(c) Utilities Invoices. All invoices for electricity and Other Utilities reimbursement issued pursuant to this Article (collectively, “Utilities Costs”) shall be due and payable within thirty (30) days after receipt by the applicable Party. Tenant shall be responsible for Utilities Costs pursuant to the provisions of this Lease from the date Landlord delivers possession of the Premises to Tenant and Tenant has accepted such possession until the expiration or earlier termination of this Lease. If invoices for Utilities Costs for the first month of such period include Utilities Costs consumed at the Building prior to Landlord’s delivery of possession of the Premises and acceptance thereof by Tenant, then such Utilities Costs shall be equitably prorated based on the number of days in the applicable invoice period.

16. INSURANCE.

(a) Tenant’s Insurance. On or before the earlier to occur of (i) the Commencement Date, or (ii) the date Tenant commences any work of any type in the Premises pursuant to this Lease (which may be prior to the Commencement Date), and continuing throughout the entire Term hereof and any other period of occupancy, Tenant agrees to keep in full force and effect, at its sole cost and expense, the following insurance:

(i) Commercial General Liability Insurance or Comprehensive General Liability Insurance with an aggregate liability amount not less than $5,000,000 combined single limit for both bodily injury and property damage. At least $1,000,000 of such coverage shall be provided by a primary liability policy, and any balance may be provided by a so-called “umbrella” or excess liability policy. If such primary policy is an aggregate liability limit policy, not less than $500,000 of such limit per annum shall be available for claims originating at the Premises.

(ii) Workers’ Compensation as required by the laws of the State.

(b) Supplemental Tenant Insurance Requirements.

(i) All policies must be issued by insurers with a policyholder rating of “A” and a financial rating of “VIII” in the most recent version of Best’s Key Rating Guide.

(ii) All policies must contain a requirement that the insurer will endeavor to notify Landlord (and Landlord’s partners, members and property manager and any mortgagees or ground lessors of Landlord who are named as additional insureds, if any) in writing not less than ten (10) days prior to any material adverse change, reduction in coverage, cancellation or other termination thereof. Tenant agrees to deliver to Landlord, as soon as practicable after placing the required insurance, but in any event within the time frame specified in Section 16(a) above, certificate(s) of insurance evidencing the existence of such insurance and Tenant’s compliance with the provisions of this Section. Tenant agrees to cause replacement certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies.

(iii) General Liability policies under Section 16(a)(i) must include policy endorsements naming Landlord (and at Landlord’s request, Landlord’s mortgagees of which Tenant has been informed in writing) as additional insureds.

(c) Mutual Waiver of Parties. Tenant hereby waives its rights against Landlord with respect to any claims or damages or losses which are caused by or result from (a) any occurrence insured against under any insurance policy (other than the commercial general liability insurance) carried by Tenant pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) any occurrence which would have been covered under any insurance (other than the commercial general liability insurance) required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required therein. Landlord hereby waives its rights against Tenant with respect to any claims or damages or losses which are caused by or result from (a) any occurrence insured against under any insurance policy (other than the commercial general liability insurance) carried by Landlord pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) any occurrence which would have been covered under any insurance (other than the commercial general liability insurance) required to be obtained and maintained by Landlord under this Lease had such insurance been obtained and maintained as required therein. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

(d) Waiver of Insurers. Each party shall cause each insurance policy (other than the commercial general liability insurance) required to be obtained by it pursuant to this Lease to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be, in connection with any claims, losses and damages covered by such policy. If either party fails to maintain any such insurance required hereunder, such insurance shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

(e) Landlord Insurance. Landlord agrees to carry “all risk” coverage insurance, having coverage of perils including without limitation fire, windstorm and vandalism, for the full replacement cost of the Building excluding excavation, footings, foundations and any Alterations which Tenant is required to insure pursuant to the terms of this Lease. Further, Landlord shall carry Commercial General Liability Insurance or Comprehensive General Liability Insurance with an aggregate liability amount not less than $1,000,000 combined single limit for both bodily injury and property damage, including blanket broad form property damage, personal injury, completed operations, products liability and host liquor liability (or liquor liability, if applicable). At least $1,000,000 of such coverage shall be provided by a primary liability policy, and any balance may be provided by a so-called “umbrella” or excess liability policy. If such policy is an aggregate liability limit policy, not less than $500,000 of such limit per annum shall be available for claims originating at the Premises. All insurance maintained by Landlord pursuant to this Section 16(e) shall comply with the requirements of Section 16(b) above (with Tenant to be named as additional insured under such insurance and to receive required notices from Landlord’s insurer).

(f) Blanket Insurance. Notwithstanding anything to the contrary in this Section, Tenant’s obligation to obtain and maintain the insurance required hereunder may be satisfied by obtaining coverage under so-called blanket and excess liability policies of insurance carried and maintained by Tenant.

17. DAMAGE OR DESTRUCTION.

(a) Partial Destruction. If the Premises, the Building, Alterations or the Exterior Areas (including Parking Areas) are damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the rentable square footage of the Premises, and the damage thereto may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within ninety (90) days from the date of such casualty, then Landlord agrees to commence and proceed diligently with the work of repair, reconstruction and restoration and, subject to Tenant’s termination right in Section 17(c) below, this Lease will continue in full force and effect.

(b) Substantial Destruction. Any damage or destruction to the Premises, the Building, Alterations or the Exterior Areas (including the Parking Areas) which Landlord is not obligated to repair pursuant to Section 17(a) above will be deemed a substantial destruction. In the event of a substantial destruction, Tenant may elect either to (i) require Landlord to repair, reconstruct and restore the portion of the Building, the Premises and the Exterior Areas damaged by such casualty, in which case this Lease will continue in full force and effect, subject to Tenant’s termination right contained in Section 17(c) below; or (ii) terminate this Lease effective as of the date of such casualty.

(c) Tenant’s Termination Rights. If Landlord fails to complete its repair, reconstruction and restoration obligations under Section 17(a) above within ninety (90) days after the date of the casualty, then Tenant may terminate this Lease effective upon delivery of written notice to Landlord. If Tenant elects to require Landlord to repair, reconstruct and restore pursuant to Section 17(b)(i) above but such restoration has not been completed within ninety (90) days after the date of the casualty, then Tenant may terminate this Lease effective upon delivery of written notice to Landlord.

(d) Restoration Obligations. In the event of any damage or destruction of all or any part of the Premises, Tenant agrees to immediately notify Landlord thereof. Landlord shall at its expense as provided in Sections 17(a) and 17(b) this Lease, restore the Premises, the Building, Alterations or the Exterior Areas (including the Parking Areas) unless this Lease is terminated as permitted in this Section 17. At Tenant’s expense as provided in this Lease, Tenant shall restore any Alterations and Tenant’s furniture, fixtures, equipment and other personal property unless this Lease is terminated as permitted in this Section 17.

(e) Abatement of Rent. In the event of any damage, repair, reconstruction and/or restoration described in this Section 17, Monthly Base Rent will be abated or reduced, as the case may be, from the date of such casualty, in proportion to the degree to which Tenant’s use of the Premises is impaired during such period of repair until Landlord completes all repairs to be performed by Landlord under this Lease and Tenant has been given a reasonable period of time not to exceed forty-five (45) days to re-fixturize and move back into the Premises.

(f) Damage Near End of Term. Tenant shall have the right to terminate this Lease if any damage to the Premises occurs during the last twelve (12) months of the Term of this Lease and Tenant determines that the restoration of such damage cannot be completed within sixty (60) days after the date of such casualty.

(g) Termination. Upon any termination of this Lease under any of the provisions of this Section 17, the Parties will be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have accrued and are unpaid as of the date of termination and matters which are to survive any termination of this Lease as provided in this Lease.

18. EMINENT DOMAIN.

(a) Substantial Taking. If the whole of the Premises, or such part of the Land as shall substantially and adversely interfere with Tenant’s use and occupancy of the Premises as contemplated by this Lease (including without limitation Tenant’s use of the Parking Areas), is taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, then Tenant will have the right to terminate this Lease effective as of the date possession is required to be surrendered to such authority.

(b) Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises or the Land which does not result in Tenant’s termination of this Lease pursuant to Section 18(a) above, then Landlord will thereafter proceed to make a functional unit of the remaining portion of the Premises, and rent will be abated with respect to the part of the Premises which Tenant is deprived of on account of such taking.

(c) Condemnation Award. In connection with any taking of the Premises or the Building, Landlord will be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award will be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value will be the sole property of Landlord; provided, however, solely Tenant shall be entitled to receive an award with respect to Tenant’s personal property, fixtures and Alterations to the Premises. Tenant agrees not to assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant will have the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s Alterations, furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, for any loss of goodwill or other damage to Tenant’s business by reason of such taking, and any other damages that may be recovered under the laws of the State.

(d) Temporary Taking. In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease will remain unaffected thereby and Monthly Base Rent will abate for the duration of the taking in proportion to the extent Tenant’s use of the Premises is interfered with, and (ii) Landlord will be entitled to receive such portion or portions of any award made for such use. For purpose of this Section, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

19. DEFAULTS AND REMEDIES.

(a) Defaults. The occurrence of any one or more of the following events will be deemed a “Default” by Tenant:

(i) The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure continues for a period of ten (10) business days after written notice thereof from Landlord to Tenant.

(ii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 19(a)(i) above, where such failure continues (where no other period of time is expressly provided) for a period of thirty (30) days after written notice thereof from Landlord to Tenant. If the nature of Tenant’s Default is such that more than thirty (30) days are reasonably required for its cure, then Tenant will not be deemed to be in Default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(iii) (a) The making by Tenant of any general assignment for the benefit of creditors; (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days; or (d) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days.

(b) Landlord’s Remedies.

(i) Termination. Upon the occurrence of a Default, Landlord may, at its option, terminate this Lease by written notice to Tenant and recover possession of the Premises. Following such termination, Landlord may recover from Tenant damages arising from the Default and the termination of this Lease, including without limitation the following: (i) the Worth at the Time of Award of the unpaid Monthly Base Rent which had been earned at the time of termination; plus (ii) the Worth at the Time of Award of the amount by which the unpaid Monthly Base Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the Worth at the Time of Award of the amount by which the unpaid Monthly Base Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. As used in subsections (i) and (ii) above, the “Worth at the Time of Award” shall be computed by allowing interest at the Interest Rate. As used in subsection (a)(iii) above, the “Worth at the Time of Award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(ii) Civil Code Section 1951.4. Upon the occurrence of a Default, Landlord may, at its option, exercise the remedy described in California Civil Code 1951.4 (Landlord may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

(c) Landlord’s Remedies; Performance for Tenant. All covenants and agreements to be performed by Tenant under any of the terms of this Lease are to be performed by Tenant at Tenant’s sole cost and expense and, except as expressly provided in this Lease, without any abatement of rent. If Tenant fails to pay any sum of money owed to any party other than Landlord, for which it is liable under this Lease, or if Tenant fails to perform any other act on its part to be performed hereunder, and such failure constitutes a Default by Tenant, Landlord may, without waiving or releasing Tenant from its obligations, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate, from the date of such payment by Landlord until reimbursed by Tenant. This remedy shall be in addition to any other right or remedy of Landlord set forth in this Section.

(d) Late Payment. If Tenant fails to pay any installment of rent within ten (10) days of when due or if Tenant fails to make any other payment for which Tenant is obligated under this Lease within ten (10) days of when due, such late amount will accrue interest at the Interest Rate and Tenant agrees to pay Landlord as additional rent such interest on such amount from the date such amount becomes due until such amount is paid. In addition, Tenant agrees to pay to Landlord concurrently with such late payment amount, as additional rent, a late charge equal to two percent (2%) of the amount due to compensate Landlord for the extra costs Landlord will incur as a result of such late payment. Acceptance of any such interest and late charge will not constitute a waiver of the Tenant’s Default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord. Notwithstanding the foregoing, for the first two (2) monetary delinquencies in any calendar year, Tenant shall be entitled to receive written notice and five (5) business days from receipt of such notice to cure such monetary delinquency before Landlord may assess any interest or late charges under this Lease.

(e) Rights and Remedies Cumulative. All rights, options and remedies of Landlord and Tenant contained in this Lease will be construed and held to be cumulative, and no one of them will be exclusive of the other, and except as otherwise expressly stated in this Lease, Landlord and Tenant shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section will be deemed to limit or otherwise affect each party’s indemnification of the other pursuant to any provision of this Lease.

20. LANDLORD’S DEFAULT. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations under this Lease within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall have an additional reasonable period of time to cure such default provided that Landlord commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any default by Landlord, Tenant may exercise any of its rights provided at law or in equity.

21. ASSIGNMENT AND SUBLETTING.

(a) Restriction on Transfer. Tenant shall have the right subject to Landlord’s consent, which shall not be unreasonably withheld or delayed, to sublease or assign (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a “Transfer”), any portion of the Premises, and any portion of any space subsequently leased, at any time during the Term of the Lease and the Option Term. Landlord shall not have the right to recapture the Premises.

(b) Non-Transfers. Notwithstanding the provisions of this Section 21 to the contrary, for purposes of this Section 21, a reorganization, merger, sale, partnership change, assignment, transfer or hypothecation of any partnership or other ownership interest in Tenant shall not be deemed a Transfer under the Lease or require the prior written consent of Landlord. The use by or the assignment or subletting of all or a portion of the Premises to any subsidiary or Affiliate of Tenant shall not constitute a Transfer under this Lease or require the prior written consent of Landlord. For purposes of this Lease, an “Affiliate” of any entity shall mean another entity which controls, is controlled by, or is under common control with such entity.

(c) Transfer Notice. If Tenant desires to effect a Transfer, then at least ten (10) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. Within ten (10) business days of Landlord’s receipt of any Transfer Notice, and Landlord will elect in writing to do one of the following (i) consent to the proposed Transfer; or (ii) refuse such consent, which refusal shall be on reasonable grounds (set forth in reasonable detail in such notice of election).

(d) Miscellaneous. Any Transferee of Tenant shall deliver to Landlord a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, an agreement executed by the Transferee whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder. If Tenant enters into a Transfer in accordance with this Section 21, Landlord shall also simultaneously execute and deliver a recognition agreement in commercially reasonable form pursuant to which Landlord shall agree that in the event Tenant defaults under the Lease, the Transfer shall be recognized as a direct lease between Landlord and the Transferee on the terms and conditions of this Lease. Tenant shall not be released from its obligation in the event of an assignment of the Lease absent a further written agreement.

22. SUBORDINATION.

(a) Current Lienholders. Prior to the Commencement Date, Landlord shall provide Tenant with a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) substantially in the form attached hereto as Exhibit “D” from any ground lessors, mortgage holders or lien holders (each, a “Superior Mortgagee”) then in existence. In the event that Landlord fails to provide an SNDA substantially in the form of Exhibit “D” from each Superior Mortgagee within the time frame set forth in this Section, Tenant shall have the right, in addition to its other rights and remedies hereunder or otherwise available at law or in equity, exercisable at any time thereafter, to terminate this Lease (subject to an additional ten (10) day prior notice) or to toll the Commencement Date and the commencement of the Term until such time as Tenant has received an SNDA in the form of Exhibit “D” attached hereto executed by each of the Superior Mortgagees.

(b) Future Liens. Tenant agrees to subordinate this Lease and its interest in the Premises and the Land to the lien of any Superior Mortgagee who comes into existence at any time prior to the expiration of the

Term, provided that such subordination is conditioned upon the Superior Mortgagee’s delivery to Tenant of an executed SNDA substantially in the form of Exhibit “D”.

23. ESTOPPEL CERTIFICATE.

(a) Tenant’s Obligations. Within ten (10) business days following any written request which Landlord may make from time to time, Tenant agrees to execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit “E-1” attached hereto or as may reasonably be required by Landlord’s lender, certifying to Tenant’s actual knowledge (subject to any applicable exceptions set forth in such statement): (i) the Commencement Date of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that, to the best of Tenant’s knowledge, there are no current Defaults under this Lease by Landlord except as specified in Tenant’s statement; and (v) such other matters reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein. Without limiting the foregoing, if Tenant fails to deliver any such statement within such ten (10) business day period, Landlord may deliver to Tenant an additional request for such statement and Tenant’s failure to deliver such statement to Landlord within ten (10) business days after delivery of such additional request will constitute a Default under this Lease.

(b) Landlord’s Obligations. Within ten (10) business days following any written request which Tenant may make from time to time, Landlord agrees to execute and deliver to Tenant a statement, in a form substantially similar to the form of Exhibit “E-2” attached hereto, certifying to Landlord’s actual knowledge (subject to any applicable exceptions set forth in such statement): (i) the Commencement Date of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that, to the best of Landlord’s knowledge, there are no current defaults under this Lease by either Landlord or Tenant; and (v) such other matters reasonably requested by Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Section 23(b) may be relied upon by any prospective Transferee, lender, purchaser and/or investor of any interest in Tenant or its interest under this Lease. Without limiting the foregoing, if Landlord fails to deliver any such statement within such ten (10) business day period, Tenant may deliver to Landlord an additional request for such statement and Landlord’s failure to deliver such statement to Tenant within ten (10) business days after delivery of such additional request will constitute a Landlord default pursuant to Section 20 of this Lease, and Landlord shall be liable for and shall pay to Tenant upon demand Five Hundred Dollars ($500.00) per day for each day beyond the expiration of the foregoing second ten (10) business day period that Landlord delays in delivering the statement to Tenant.

24. WAIVER. The waiver by either party of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent or any other payment hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of a lesser sum than the basic rent and additional rent or other sum then due will be deemed to be other than on account of the earliest installment of such rent or other amount due, nor will any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

25. PARKING. So long as this Lease is in effect, Landlord grants to Tenant and its employees, agents, customers, visitors, officers, contractors, licensees and invitees the right to use the parking spaces described in Section 1(i) of this Lease at no cost to Tenant. Landlord shall not reduce the surface parking on the Land below the amount present on the Effective Date.

26. FORCE MAJEURE. If either Landlord or Tenant is delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lock-outs, labor troubles, inability to procure standard materials, restrictive governmental laws, regulations or orders or governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations which is not the result of the action or inaction of the party claiming such delay), riots, civil unrest or insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster, unusual and unforeseeable delay which results from an interruption of any public utilities (e.g., electricity, gas, water, telephone) including, without limitation, utility service provider initiated “brown-outs” or “black-outs” or other unusual and unforeseeable delay not within the reasonable control of the party delayed in performing work or doing acts required under the provisions of this Lease (each a “Force Majeure Delay”), then performance of such act will be excused for the period of the delay and the period for the performance of any such act will be extended for a period equivalent to the period of such delay.

27. SIGNS. At its sole cost and expense, Tenant shall be permitted to install identification signage on the building that includes the Premises, as well as monument and directional signage in locations reasonably required by Tenant. All signage installed by Tenant hereunder shall comply with all applicable Laws.

28. QUIET ENJOYMENT. Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without hindrance or molestation by Landlord or its employees or agents. Landlord shall not block, impede or take other measures to restrict access of Tenant’s Parties to the Premises in a manner that is not approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed.

29. EXTENSION OPTION.

(a) Subject to the terms of this Section, Landlord hereby grants to Tenant one (1) option (the “Extension Option”) to extend the Term of this Lease with respect to the entire Premises for three (3) years (“Option Term”), on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except that Monthly Base Rent shall be established based upon ninety-five percent (95%) of the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of this Section below. The Extension Option may be exercised by Tenant or any Transferee of Tenant.

(b) The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no later than one hundred eighty (180) days prior to the expiration of the initial Lease Term.

(c) The term “fair market rental rate” as used in this Section 29 shall mean the annual amount per rentable square foot, which as of the date of determination is projected for and throughout the Option Term to be acceptable to a willing, non-equity, non-renewal tenant of credit worthiness comparable to Tenant, and a willing landlord of a comparable building of similar physical characteristics within Santa Clara county, California (the “Comparison Market”), in an arm’s length transaction, leasing premises comparable in quality as the Premises, taking into account the age and layout of the existing improvements in the Premises and comparison leases and other items that professional real estate brokers customarily consider, including, but not limited to, rental rates, availability, tenant size and creditworthiness, tenant improvement allowances, abatements, free rent, concessions and other additional rent charges and allowance, and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office premises.

(d) Landlord shall provide written notice of Landlord’s determination of the fair market rental rate (“Landlord’s Estimate”) within thirty (30) days following the exercise by Tenant of the applicable Extension Option. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of Landlord’s Estimate within which to accept such amount or to object thereto in writing. Failure of Tenant to accept or object to Landlord’s Estimate in writing within Tenant’s Review Period conclusively shall be deemed Tenant’s objection to Landlord’s Estimate. If Tenant objects to or is deemed to have objected to the Landlord’s Estimate, Landlord and Tenant will meet to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 29(c) above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) business days after Tenant objects to, or is deemed to have objected to, Landlord’s Estimate. The Parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer (“Final Offer”) as to the fair market rental rate. Tenant shall have the right to withdraw the Extension Notice at any time on or prior to the fifth (5th) business day following such a meeting (the “Outside Agreement Date”) without liability. If Landlord and Tenant fail to reach agreement on such fair market rental rate and Tenant does not withdraw the Extension Notice on or prior to the Outside Agreement Date, the extension of this Lease shall be binding and each party’s determination shall be submitted to arbitration, subject to the provision so of this Section. For ten (10) business days after the Outside Agreement Date, Landlord and Tenant shall use good faith, commercially reasonable efforts to select a mutually acceptable independent MAI appraiser or broker (“Appraiser”) who has been active over the five-year period ending on the date of such appointment in appraising buildings (or in the case of a broker, commercial leasing) in the Comparison Market with comparable physical characteristics to the Premises and which has not been engaged by Landlord, Tenant or any parent, subsidiary or affiliate thereof within the last three (3) years. If Landlord and Tenant are not able to agree upon a mutually acceptable Appraiser pursuant to the preceding sentence, then either Landlord or Tenant may petition the local office of JAMS to appoint an Appraiser satisfying the requirements of the previous sentence. The method of arbitration shall be that known as the “baseball” type of arbitration: Each party shall submit to the Appraiser its Final Offer made pursuant to this Section 29(d) in advance of the hearing. The Appraiser shall be limited to awarding only one or the other of the two figures submitted. Landlord and Tenant shall use commercially reasonable efforts to cause the Monthly Base Rent for the Option Term to be determined at least thirty (30) days prior to the start of the Option Term. The Appraiser’s determination of the fair market rental rate shall be binding on the parties.

30. RIGHT OF FIRST REFUSAL.

(a) Tenant shall have an ongoing right of first refusal (“Refusal Option”) to lease additional space contiguous to the Premises (“Refusal Space”). Prior to entering into any lease that includes all or any portion of the Refusal Space, Landlord shall notify Tenant in writing (“Landlord’s Notice”) of Landlord’s receipt of an arms-length offer to lease such space that Landlord is willing to accept from a bona fide third party offeror (“Bona Fide Offer”) and setting forth the material terms of the Bona Fide Offer and such other terms as are herein provided. Tenant shall have ten (10) business days after Tenant receives Landlord’s Notice in which to notify Landlord in writing of its election to lease the Refusal Space upon the terms set forth in Landlord’s Notice. If Tenant declines to exercise this Refusal Option or fails to give such written notice within the time period required, Tenant shall be deemed to have waived this Refusal Option solely with respect to the transaction described in the applicable Landlord’s Notice, and Landlord shall be free to lease the Refusal Space to the bona fide offeror or any other third party on terms substantially similar to those described in such Landlord’s Notice within six (6) months after the delivery of such Landlord’s Notice.

(b) If Tenant exercises its right of first refusal hereunder, the term for the Refusal Space shall be co-terminus with the Term hereunder. The Refusal Space shall be offered to Tenant at the rental rate and upon such other terms and conditions as are set forth in the Bona Fide Offer, but otherwise shall be subject to the terms and conditions of the Lease.

(c) If Tenant shall exercise the Refusal Option, the parties shall enter into an amendment to the Lease within eight (8) business days adding the Refusal Space to the Premises upon the terms and conditions set forth herein and making such other modifications to the Lease as are appropriate under the circumstances.

(d) All rights of first refusal and other preferential rights granted by Landlord to tenants of the Building after the date of this Lease shall be subject to and subordinate to Tenant’s first refusal rights pursuant to this Section.

31. MISCELLANEOUS.

(a) Keys. Concurrently with its delivery of the Premises to Tenant pursuant to Section 4(a) of the Lease, Landlord shall provide Tenant one (1) key to the Premises for each 250 rentable square feet in the Premises.

(b) Conflict of Laws. This Lease shall be governed by and construed solely pursuant to the laws of the State of California, without giving effect to choice of law principles thereunder.

(c) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns.

(d) Attorneys’ Fees. If either Landlord or Tenant should bring suit against the other with respect to this Lease, then the non-prevailing party shall reimburse the reasonable attorneys’ fees and litigation expenses (including without limitation court costs) of the prevailing party.

(e) Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(f) Prior Agreement; Amendments. This Lease constitutes and is intended by the Parties to be a final, complete and exclusive statement of their entire agreement with respect to the subject matter of this Lease. This Lease supersedes any and all prior and contemporaneous agreements and understandings of any kind relating to the subject matter of this Lease. There are no other agreements, understandings, representations, warranties, or statements, either oral or in written form, concerning the subject matter of this Lease. No alteration, modification, amendment or interpretation of this Lease shall be binding on the Parties unless contained in a writing which is signed by both Parties.

(g) Authority. If either party executes this Lease as a corporation or partnership, then such party represents and warrants that such entity is duly qualified and in good standing to do business in California and that the individuals executing this Lease on such party’s behalf are duly authorized to execute and deliver this Lease on its behalf, and in the case of a corporation, in accordance with a duly adopted resolution of the board of directors of such party, a copy of which is to be delivered to the other party on execution hereof, if requested by the other party, and in accordance with the by-laws of such party, and, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if any, copies of which are to be delivered to the other party on execution hereof, if requested by the other party, and that this Lease is binding upon such party in accordance with its terms.

(h) Ownership of Land and Building. Landlord represents and warrants to Tenant as of the Effective Date that (i) Landlord is the sole owner of the fee interest in the Land, the Building and all improvements thereon and thereto, (ii) no person or party other than Tenant has a leasehold, license or other possessory interest in or to the Premises, and (iii) except for the Deed of Trust dated August 31, 2006 in favor of Citibank West, there are no Superior Mortgagees.

(i) Separability. The provisions of this Lease shall be considered separable such that if any provision or part of this Lease is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

(j) Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

TENANT:		LANDLORD:

DYNAMIC DETAILS, INCORPORATED SILICON VALLEY, a Delaware corporation		TAROB COURT PROPERTIES, LLC, a California limited liability company

By:	/S/ KURT E. SCHEUERMAN	By:	/S/ ROD KALUNE
Name:	Kurt E. Scheuerman	Name:	Rod Kalune
Title:	Vice President & General Counsel	Title:	Partner

THE RK LOGISTICS GROUP INC.

By:	/S/ SALLY L. GOFF	By:	/S/ ROD KALUNE
Name:	Sally L. Goff	Name:	Rod Kalune
Title:	Vice President & Chief Financial Officer	Title:	President

EXHIBIT “A-1”

DESCRIPTION OF LAND

Santa Clara County Assessor’s Parcel Number 086-36-039.

EXHIBIT “A-2”

DEPICTION OF PREMISES

See Attached

EXHIBIT “B”

STANDARDS FOR UTILITIES AND SERVICES

The following standards for utilities and services are in effect. Landlord reserves the right to adopt nondiscriminatory modifications and additions hereto.

Subject to the terms and conditions of the Lease and provided Tenant remains in occupancy of the Premises, Landlord will provide or make available the following utilities and services:

1. Landlord shall ventilate the Premises and furnish air conditioning or heating sufficient for Tenant’s operations 24 hours per day, seven days a week. Further, Landlord shall keep the Building’s HVAC units, ducts and related systems (collectively, the “HVAC System”) in good condition and repair.

2. Landlord will make available to the Premises, 24 hours per day, seven days a week, electric current sufficient for Tenant’s operations.

3. Landlord shall keep and maintain the Exterior Areas (including the Parking Areas and landscaping) in good condition and repair, in a manner consistent with first class office buildings in Santa Clara County, California.

4. Water will be available for drinking, lavatory and other purposes required by Tenant. All water provided to the Premises shall be separately metered. Tenant shall pay for water consumed in the Premises pursuant to the metered usage multiplied by the actual rate charged to Landlord by its water provider, without mark-up or surcharge of any kind, as and when bills are rendered.

5. Subject to Landlord’s prior approval of the plans and specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain a security system within the Premises, so long as such system is compatible with the Building Fire Life Safety System.

6. Landlord shall not decrease in any respect the level or quality of services provided to the Premises during the Term.

EXHIBIT “C”

ALTERATIONS

See Attached.

EXHIBIT “D”

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Attention:

(Space Above This Line For Recorder’s Use Only)

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), is made and entered into as of the          day of             , 200_, by and among                      (“Tenant”), whose address is                     ,                     , a                      (“Landlord”), whose address is                     , and                     , a                      (“Lender”), whose address is                     .

A. Lender has agreed to make a mortgage loan (the “Loan”) to Landlord secured by a deed of trust (the “Deed of Trust”) on Landlord’s interest in the real property legally described in Exhibit “A” attached hereto (the “Premises”)

B. Tenant is the present lessee under that certain lease, dated as of                     , 2007, made by and between Tenant, as Tenant, and Landlord, as Landlord, demising a portion of the Premises and other property (said lease as so amended being referred to as the “Lease”); and

C. Subject to the terms and conditions of this Agreement, Tenant has agreed to subordinate its interest in the Lease to the lien of the Deed of Trust so long as, among other things, Lender agrees not to disturb Tenant’s possession of the portion of the Premises covered by the Lease (the “Demised Premises”).

NOW, THEREFORE, the parties hereby agree as follows:

1. Subordination. Subject to the terms and conditions hereinafter set forth, the Lease, and the rights of Tenant in, to and under the Lease and the Demised Premises, are hereby subjected and subordinated to the lien of the Deed of Trust, and to any renewal, substitution, extension, modification or replacement thereof.

2. Tenant Not To Be Disturbed. So long as Tenant is not in default (beyond any period given Tenant by the terms of the Lease to cure such default) in the payment of rent or additional rent or performance of any of the terms, covenants or conditions of the Lease on

Tenant’s part to be performed, (a) Tenant’s possession of the Demised Premises, and its rights and privileges under the Lease shall not be diminished or interfered with by Lender, and (b) Lender will not join Tenant as a party defendant in any action or proceeding foreclosing the Deed of Trust unless such joinder is necessary to foreclose such Deed of Trust and then only for such purpose and not for the purpose of terminating the Lease. Lender represents and warrants that it has received and reviewed a copy of the Lease.

3. Tenant to Attorn To Lender. If the Premises shall be sold by reason of foreclosure (whether judicial or non judicial) or other proceedings brought to enforce the Deed of Trust, or the Premises shall be transferred by deed in lieu of foreclosure, the Lease shall continue in full force and effect as a direct lease between the then owner of the Premises, who shall succeed to the rights and duties of the Landlord, and Tenant for the balance of the term thereof. Tenant shall attorn to Lender or any other such owner as its Landlord, said attornment to be effective and self operative without the execution of further instruments; provided, however, that Lender or any such other owner shall not be (a) personally liable for any act or omission of Landlord or any prior landlord which cannot be cured; (b) subject to any offsets or defenses which Tenant might have against Landlord or any prior landlord except to the extent of Tenant’s right to offsets set forth in the Lease; (c) required or obligated to credit Tenant with any rent or additional rent for any rental period beyond the then current month which Tenant might have paid Landlord or any prior landlord, excluding any reconciliations as provided for in the Lease; or (d) liable for the return of any security deposit unless and only to the extent such security deposit shall have been actually received by Lender. Tenant hereby agrees that upon the occurrence of any default under the Loan or the documents evidencing or securing the same, and in the event of a demand on Tenant by Lender, or its successors and assigns, for the payment to Lender or its successors and assigns of the rent due under the Lease, Tenant will pay said rent to Lender and Landlord hereby consents to said payment and releases Tenant from any and all liability, damages, or claims in connection with any such payment or payments. Landlord agrees that receipt by Tenant of any such demand shall be conclusive evidence of the right of Lender to the receipt of said rental payments. Tenant shall be under no obligation to pay rent to Lender or any such other owner until Tenant receives written notice from Lender or any such other owner.

4. Notice of Default. If Landlord is in material default of one or more of its obligations under the Lease, Tenant agrees to give written notice thereof to Lender. Tenant further agrees that Lender shall have the right, but not the obligation, to cure such default within thirty (30) days or if such default cannot be cured within that time, then such additional time as may be reasonably required to complete such cure, provided, that Lender commences such cure during the initial thirty (30) day period and thereafter diligently prosecutes such cure to completion.

5. Notice of Discharge. Landlord shall give notice to Tenant of the reconveyance or other release of the Deed of Trust within thirty (30) days after the date the reconveyance or other release is recorded.

6. Limitation. This Agreement shall not apply to any equipment, inventory, merchandise, furniture, fixtures or other personal property owned or leased by Tenant which is now or hereafter placed or installed on the Demised Premises, and Tenant shall have the full right to remove said property at any time during or at the expiration of the Lease term.

7. Notices. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by overnight courier or an express mailing service) or by mail, if sent by registered or certified mail, to the parties at their addresses set forth above. The addresses to which notices shall be sent may be changed by any party by notice given pursuant to this paragraph.

8. Successors And Assigns. This Agreement and each and every covenant, agreement and other provision hereof shall be binding upon and shall inure to the benefit of the parties hereto and their representatives, successors and assigns.

9. Miscellaneous. This Agreement may not be modified other than by an agreement in writing, signed by the parties hereto or by their respective successors in interest. Nothing in this Agreement shall in any way impair or affect the lien created by the Deed of Trust or the other lien rights of Lender.

10. Counterparts. This Agreement may be executed in counterparts which together shall constitute but one and the same original.

[balance of this page left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Subordination, Non-Disturbance and Attornment Agreement to be executed as of the date first above written.

“Lender”

Its:

“Landlord”

, a

By:
Name:
Its:

“Tenant”

, a

By:
Name:
Its:

[NOTARY BLOCKS TO BE ATTACHED PRIOR TO EXECUTION]

EXHIBIT “E-1”

TENANT ESTOPPEL CERTIFICATE

The undersigned, _____________________________________________________ (“Tenant”), hereby certifies to _________________________________________________________________________, as follows:

1. Attached hereto is a true, correct and complete copy of that certain lease dated                         , between ___________________, a ______________ (“Landlord”) and Tenant (the “Lease”), regarding the premises located at _____________________________ (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 4 below.

2. The Term of the Lease commenced on __________________, ______.

3. The Term of the Lease will expire on ___________________, ______.

4. The Lease has: (Initial one)

(                         ) not been amended, modified, supplemented, extended, renewed or assigned.

(                         ) been amended, modified, supplemented, extended, renewed or assigned by the following described terms or agreements, copies of which are attached hereto:

5. Tenant has accepted and is now in possession of the Premises.

6. Tenant and Landlord acknowledge that Landlord’s interest in the Lease will be assigned to _________________ and that no modification, adjustment, revision or cancellation of the Lease or amendments thereto shall be effective unless written notice is given to _________________________, and that until further notice, payments under the Lease may continue as heretofore.

7. The amount of Monthly Base Rent is $ ______________.

8. The amount of Security Deposit (if any) is $ ______________. No other security deposits have been made except as follows: _________________________________________________________________________________.

9. Tenant is paying the full lease rental which has been paid in full as of the date hereof. No rent or other charges under the Lease have been paid for more than thirty (30) days in advance of its due date except as follows: ____________________________________

_____________________________________________________________________________________.

10. All work required to be performed by Landlord under the Lease has been completed except as follows: _______________________________________________________________________.

11. To the actual knowledge of Tenant, There are no Defaults on the part of the Landlord under the Lease except as follows: ___________________________________________________________.

12. To the actual knowledge of Tenant, Tenant has NO defense as to its obligations under the Lease and claims no set-off or counterclaim against the other party except as follows: __________________________________________________________

________________________________________________________________________________________.

13. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies other than as provided in the Lease except as follows: ________________________________________.

14. All provisions of the Lease and the amendments thereto (if any) referred to above are hereby ratified.

The foregoing certification is made with the knowledge that ________________________________________________________ is relying upon the representations herein made in funding a loan to Landlord in purchasing the Premises.

IN WITNESS WHEREOF, this certificate has been duly executed and delivered by the authorized officers of the undersigned as of ____________________, 2_____.

TENANT:

a

By:		SAMPLE ONLY [NOT FOR EXECUTION]
Print Name:
Print Title:

By:
Print Name:
Print Title:

Page

EXHIBIT “E-2”

LANDLORD ESTOPPEL CERTIFICATE

The undersigned, ________________________________________________________________________ (“Landlord”), hereby certifies to ______________________________________________________________________________________, as follows:

1. Attached hereto is a true, correct and complete copy of that certain lease dated ________, between ______________, a ___________________ (“Landlord”) and Tenant (the “Lease”), regarding the premises located at ________________________ (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 4 below.

2. The Term of the Lease commenced on ________________, ______.

3. The Term of the Lease will expire on _____________________, _____.

4. The Lease has: (Initial one)

(                     ) not been amended, modified, supplemented, extended, renewed or assigned.

(                     ) been amended, modified, supplemented, extended, renewed or assigned by the following described terms or agreements, copies of which are attached hereto: _______________________________________________________________

____________________________________________________.

5. The amount of Monthly Base Rent under the Lease is $_______________________________.

6. The amount of Security Deposit (if any) is $____________________. No other security deposits have been made except as follows: ____________________________________________________________________________________________________

________________________________________________________.

7. Tenant is paying the full lease rental which has been paid in full as of the date hereof. No rent or other charges under the Lease have been paid for more than thirty (30) days in advance of its due date except as follows: _______________________________.

8. To the actual knowledge of Landlord, there are no Defaults on the part of the Tenant under the Lease except as follows: _________________________________________________________________________________________________.

9. To the actual knowledge of Landlord, Landlord has no defense as to its obligations under the Lease and claims no set-off or counterclaim against the other party except as follows: _______________________________________________________

___________________________________________________________.

[Signature Page Follows]

Page

IN WITNESS WHEREOF, this certificate has been duly executed and delivered by the authorized officers of the undersigned as of _______________________________, 2 _____.

LANDLORD:

a

By:		SAMPLE ONLY [NOT FOR EXECUTION]
Print Name:
Print Title:

By:
Print Name:
Print Title: